Exhibit 99.1

News For Immediate Release 4100 Spring Valley Road, Ste 1002, Dallas, TX 75244

Panda Ethanol

Media or Investors:

Bill Pentak, (972) 361-1200

breakingnews@pandaethanol.com

Panda Ethanol, Inc. Completes Merger Into Cirracor, Inc.

DALLAS and OCEANSIDE, CA — November 7, 2006 — Panda Ethanol, Inc. today announced that stockholders of Cirracor, Inc. (OTCBB: CIRC.OB) have approved, and the companies have completed, the merger of Panda Ethanol with and into Cirracor. The surviving company will be called Panda Ethanol, Inc. and its common stock will continue to be available for quotation on the Over-The-Counter Bulletin Board.

“This merger is an important milestone in the history of our company,” said Todd Carter, chief executive officer and president of Panda Ethanol. “We are excited about the opportunities it gives us to continue to implement our growth strategy. We are also excited because the implementation of this strategy will enable Panda Ethanol to enhance further our nation’s energy independence.”

Reed Fisher, former chairman, president and secretary of Cirracor, said, “We are very pleased that we were able to consummate this merger with Panda Ethanol. We believe that the merger will provide Cirracor’s stockholders with an opportunity to participate in a company with growth potential in the ethanol industry.”

In connection with the merger, the prior stockholders of Panda Ethanol were issued 28,800,000 shares of Cirracor common stock. The combined company now has 30,000,000 shares outstanding.

About Panda Ethanol

Panda Ethanol, Inc. is headquartered in Dallas, Texas. Panda Ethanol is currently developing fuel ethanol plants in the United States. Panda Ethanol anticipates that its ethanol facilities will operate on a continuous basis and, where available, will utilize biomass gasification technology as a thermal energy source. Panda Ethanol is currently developing ethanol production facilities in Hereford, Texas; Haskell

County, Kan.; Yuma, Colo.; Lincoln County, Neb.; Muleshoe, Texas; Sherman County, Texas; and various other locations. Panda Ethanol estimates that the Hereford facility will be completed sometime in the fourth quarter of 2007.

Forward-Looking Statements

This press release contains forward-looking statements that are based on our current expectations, assumptions, beliefs, estimates and projections about Cirracor, Panda Ethanol and the ethanol and other related industries. Forward-looking statements are statements that are not historical facts. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to complete construction of our ethanol plants; the projected growth or contraction in the ethanol market in which we will operate; fluctuations in the market price of ethanol; our ability to raise additional capital and secure additional financing to finance our initiatives; changes in or elimination of laws, tariffs, trade or other controls or enforcement practices related to our operations and the ethanol industry; availability and costs of products and raw materials, particularly corn, coal and natural gas; our ability to generate free cash flow to invest in our business and service our indebtedness; changes in interest rates; risks related to hedging decisions, including whether or not to enter into hedging arrangements and the possibility of financial losses related to hedging arrangements; and other risks detailed in our filings with the SEC, including the definitive proxy statement related to the merger filed on September 25, 2006. Neither Cirracor nor Panda Ethanol assumes any obligation to update the information contained in this press release.

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